UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   December 15, 2010 (December 14, 2010)

SHENGDATECH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-31937	26-2522031
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 2003, East Tower, Zhong Rong Heng Rui International Plaza,
620 Zhang Yang Road, Pudong District, Shanghai 200122
People's Republic of China
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:   86-21-58359979

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 9, 2010, ShengdaTech, Inc. (the “Company”) announced the pricing of $130 million aggregate principal amount of the Company’s 6.50% Senior Convertible Notes due 2015 (the “Notes”) to be issued in a private offering (the “Note Offering”) to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Act”).

On December 14, 2010, the Company issued $130 million aggregate principal amount of the Notes in the Note Offering.  The Notes are general senior unsecured obligations of the Company, ranking equally in right of payment to all of the Company’s other existing and future unsecured, unsubordinated obligations, and ranking senior in right of payment to any of the Company’s existing and future obligations expressly subordinated in right of payment to the Notes, but are effectively subordinated to all existing and future obligations of the Company’s subsidiaries.  The Notes bear interest at a rate of 6.50% per annum on the principal amount, payable semi-annually, in arrears.

The net proceeds to the Company from the Note Offering were approximately $123.5 million, after deducting discounts and commissions to the initial purchasers.  The completion of the Note Offering was conditional upon a certain amount of the Company’s 6.0% Convertible Senior Notes due 2018 (the “Notes due 2018”) being repurchased by the Company and surrendered to the trustee for cancellation such that at least 75% of the original issuance amount of the Notes due 2018 are no longer outstanding.  Net proceeds of approximately $67.2 million were used to repurchase a portion of the Notes due 2018.  The Company intends to use the remainder to finance its NPCC production capacity expansion, research and development activities and other working capital requirements.

Indenture

The Notes were issued pursuant to an indenture, dated as of December 14, 2010 (the “Indenture”), by and between the Company and Bank of New York Mellon, as trustee, conversion agent and principal paying agent.

Subject to fulfillment of certain conditions and during the period prior to the close of business on the business day immediately preceding the maturity date, the Notes will be convertible into shares of the Company’s common stock. The initial conversion rate is 164.6904 shares per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $6.07 per share), subject to adjustment on the occurrence of specified events.

Holders of the Notes have the right to require the Company to repurchase, for cash, all or any portion of their Notes on December 15, 2013 at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest.

If the Company experiences a fundamental change, as that term is defined in the Indenture, Holders of the Notes will have the right, at their option, to require the Company to purchase for cash all or a portion of the Notes. The fundamental change purchase price is equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, including additional interest, if any, to, but excluding, the fundamental change repurchase date.

The description of the Notes and the Indenture contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Indenture, a copy of which is filed herewith as Exhibit 4.1.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated by reference herein.

Item 3.02  Unregistered Sales of Equity Securities.

See Item 1.01 above, which is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

4.1	Indenture, dated as of December 14, 2010, by and between the Company and Bank of New York Mellon, as trustee, conversion agent and principal paying agent.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ShengdaTech, Inc.

Date: December 15, 2010	By:	/s/ Xiangzhi Chen
Xiangzhi Chen
Chairman and Chief Executive Officer